CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Board of Directors and Stockholders of ARC Document Solutions, Inc.: We consent to the incorporation by reference in the registration statement on Form S-8 of ARC Document Solutions, Inc. filed on May 6, 2021, of our report dated February 24, 2021, with respect to the consolidated financial statements of ARC Document Solutions, Inc. as of December 31, 2020, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for the year in the period ended December 31, 2020. ArmaninoLLP San Francisco, California May 6, 2021